Exhibit 99.1

EXPLANATION OF RESPONSES

(2) Consists of:

(i) 66,666 options granted to the reporting person on May 1, 2009, with an exercise price of $16.98, of which 29,166 have vested with the remaining options set to vest by May 1, 2013 and all of which expire on May 1, 2019; and

(ii) 33,333 options granted to the reporting person on June 3, 2010, with an exercise price of $22.50, of which 8,333 have vested with the remaining options set to vest by February 1, 2014, and all of which expire on February 1, 2020.